NEWS RELEASE
800 Gessner • Suite 500 • Houston, TX 77024
AT GROUP 1:	President and CEO	Earl J. Hesterberg	(713) 647-5700
	Senior Vice President and CFO	John C. Rickel	(713) 647-5700
	Manager, Investor Relations	Kim Paper Canning	(713) 647-5700
AT Fleishman-Hillard:	Investors	John Roper	(713) 513-9505
AT Pierpont Communications:	Media	Clint L. Woods	(713) 627-2223

FOR IMMEDIATE RELEASE
MONDAY, JUNE 22, 2009

GROUP 1 AUTOMOTIVE REDUCES FORD MOTOR CREDIT FINANCING CAPACITY TO ALIGN WITH BRAND SALES

Credit Commitment Lowered to $150 Million

HOUSTON, June 22, 2009 — Group 1 Automotive Inc. (NYSE: GPI), a Fortune 500 automotive retailer, today announced that it has reduced the borrowing capacity under its credit arrangement with Ford Motor Credit Company for floorplan financing to $150 million, from $300 million, with no change to the terms or pricing. This evergreen facility provides financing for new vehicle inventory manufactured by Ford Motor Company and its affiliates.

“With Group 1’s shift to import and luxury brands over the last few years, Ford-manufactured vehicles now represent about half of the volume they did for us in 2005,” said John C. Rickel, Group 1’s senior vice president and chief financial officer. “Group 1, therefore, agreed to support Ford Motor Credit’s request to reduce their floorplan commitment level, as our inventory requirements for Ford vehicles going forward will be more-than-adequately covered by the $150 million capacity limit.”

About Group 1 Automotive Inc.
Group 1 owns and operates 99 automotive dealerships, 133 franchises, and 24 collision service centers in the United States and the United Kingdom that offer 31 brands of automobiles. Through its dealerships, the company sells new and used cars and light trucks; arranges related financing, vehicle service and insurance contracts; provides maintenance and repair services; and sells replacement parts.

Group 1 Automotive can be reached on the Internet at www.group1auto.com.

This press release contains “forward-looking statements,” which are statements related to future, not past, events. In this context, the forward-looking statements often include statements regarding our goals, plans, projections and guidance regarding our financial position, results of operations, market position, pending and potential future acquisitions and business strategy, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks” or “will.” Any such forward-looking statements are not assurances of future performance and involve risks and uncertainties that may cause results to differ materially from those set forth in the statements. These risks and uncertainties include, among other things, (a) general economic and business conditions, (b) the level of manufacturer incentives, (c) the future regulatory environment, (d) our ability to obtain an inventory of desirable new and used vehicles, (e) our relationship with our automobile manufacturers and the willingness of manufacturers to approve future acquisitions, (f) our cost of financing and the availability of credit for consumers, (g) our ability to complete acquisitions and dispositions and the risks associated therewith, (h) foreign exchange controls and currency fluctuations, and (i) our ability to retain key personnel. These factors, as well as additional factors that could affect our forward-looking statements, are described in our Form 10-K under the headings “Business—Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” We urge you to carefully consider this information. We undertake no duty to update our forward-looking statements, including our earnings outlook.